Exhibit 4 (mm)

PERMANENT GLOBAL NOTE IN REGISTERED FORM (FIXED RATE)
OF GENERAL ELECTRIC CAPITAL CORPORATION

THIS NOTE IS GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION IN ACCORDANCE WITH THE TERMS OF ITS TEMPORARY LIQUIDITY GUARANTEE PROGRAM, AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBJECT TO CERTAIN RIGHTS OF THE FDIC, AS AND TO THE EXTENT SET FORTH IN THIS NOTE.

THE NOTES REPRESENTED BY THIS PERMANENT GLOBAL REGISTERED NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS) UNLESS THE NOTES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR DEFINITIVE REGISTERED NOTES, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE BANK OF NEW YORK MELLON TO A NOMINEE OF THE BANK OF NEW YORK MELLON OR BY A NOMINEE OF THE BANK OF NEW YORK MELLON TO THE BANK OF NEW YORK MELLON OR ANOTHER NOMINEE OF THE BANK OF NEW YORK MELLON OR BY THE BANK OF NEW YORK MELLON OR ANY SUCH NOMINEE TO A SUCCESSOR TO THE BANK OF NEW YORK MELLON OR A NOMINEE OF SUCH SUCCESSOR TO THE BANK OF NEW YORK MELLON.

THIS NOTE IS A PERMANENT GLOBAL REGISTERED NOTE AS REFERRED TO IN SECTION 2 OF THE WITHIN MENTIONED FISCAL AGENCY AGREEEMENT.

GENERAL ELECTRIC CAPITAL CORPORATION
EURO MEDIUM - TERM NOTE
(Fixed Rate)

SERIES:

ISIN:_______________________

Common Code:_______________

Registered Note No.: ___________

ISIN: COMMON CODE: ORIGINAL ISSUE DATE: MATURITY DATE: PRINCIPAL AMOUNT IN SPECIFIED CURRENCY: INTEREST RATE: INTEREST PAYMENT PERIOD: FIXED INTEREST PAYMENT DATE(S):

DETERMINATION DATES:[1]

INTEREST
COMMENCEMENT DATE:[2]

ISSUER OPTIONAL
REDEMPTION DATE:

NOTEHOLDER OPTIONAL
REDEMPTION DATE:

OPTIONAL REPAYMENT:

OPTIONAL REPAYMENT
DATE(S):

SPECIFIED (FACE AMOUNT) CURRENCY:

OPTION VALUE
CALCULATION AGENT:

OPTIONAL PAYMENT
CURRENCY:

OPTION ELECTION DATES:

DESIGNATED EXCHANGE RATE:

CURRENCY BASE RATE:

DETERMINATION AGENT:

INITIAL MATURITY DATE:

ELECTION DATE

FINAL MATURITY DATE:

DENOMINATIONS:

REDENOMINATION:

IF THIS NOTE IS
EXCHANGEABLE DIRECTLY
FOR DEFINITIVE NOTES,
INDICATE FORM(S) OF
DEFINITIVE NOTES:

DENOMINATIONS OF
DEFINITIVE NOTES (if not as set
forth herein):

DAY COUNT FRACTION:
[ ] 30/360[3]
[ ] Actual/Actual (ICMA)[4]
[ ] (Other)

TAX REDEMPTION DATE:

LISTING:

RANKING:
[ ] Senior
[ ] Subordinated

          General Electric Capital Corporation (together with its successors and assigns, the “Company”), for value received, hereby promises to pay to: The Bank of New York Depository [Nominees] Limited, or registered assigns, the principal sum (or Face Amount, if the Note has a dual-currency or index feature) on the Maturity Date specified above (except to the extent redeemed or repaid prior to the Maturity Date) or in accordance with the Amortization Schedule set out in Schedule A hereto, and to pay interest thereon at the Interest Rate per annum specified above from the Original Issue Date specified above until the principal hereof is paid or duly made available for payment (except as provided below), in arrears monthly, quarterly, semiannually or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date (or any other redemption or repayment

[1]	Only applicable if fixed Day Count Fraction is Act/Act (ICMA)

[2]	Only applicable if fixed Day Count Fraction is Act/Act (ICMA)

[3]	Fixed Rate U.S. Dollar denominated Notes

[4]	Fixed Rate Notes in all currencies other than U.S. Dollars

date specified above); provided however, that if the Original Issue Date occurs between a date that is 15 days prior to the next succeeding Interest Payment Date and such Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Original Issue Date to the holder of this Note on such second Interest Payment Date.

          Payments due in respect of Notes for the time being represented by this Note shall be made to the registered holder of this Note on each Record Date (as defined herein) and each payment so made will discharge the Company’s obligations in respect thereof. Any failure to make the entries referred to above shall not affect such discharge. “Record Date” shall mean the date falling 15 Calendar days prior to each payment date, unless otherwise specified on the face hereof.

          Payment of the principal of this Note and any premium due at the Maturity Date (or any other redemption or repayment date) will be made in immediately available funds upon surrender of this Note at the office or agency of the Fiscal and Paying Agent or at the office or agency of such other paying agents outside the United States (this and certain other capitalized terms used herein are defined on the reverse of this Note) as the Company may determine maintained for that purpose (a “Paying Agent”).

          Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from the Original Issue Date, until the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be made in immediately available funds in the Specified Currency (unless otherwise provided on the face hereof) to the registered holder of this Note at the office or agency of the Fiscal and Paying Agent or at the office of any Paying Agent. Payments of interest on Registered Notes will be made to the person in whose name such note is registered at the close of business on the Record Date next proceeding the Interest Payment Date either by check mailed to the address of the person entitled thereto as such address shall appear in the security register or by wire transfer to an account selected by the person entitled thereto if appropriate wire instruction shall have been received by the Paying Agent not less than 10 calendar days prior to the applicable payment date: provided however that if the Issuer fails to pay such interest on such Interest Payment Date, such defaulted interest will be paid to the person in whose name such Note is registered at the close of business on the Special Record Date.

          The Company and the Fiscal and Paying Agent acknowledge that the Company has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program. As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

     The Fiscal and Paying Agent is hereby designated as the duly authorized representative of the holder hereof for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

          If the Specified Currency is other than U.S. dollars, then, except as provided on the reverse hereof, payment of the principal of and premium, if any, and interest on this Note will be made in such Specified Currency either by a check drawn on a bank in London, Luxembourg or a city in the country of such Specified Currency or by wire transfer of immediately available funds to an account maintained by the holder of this Note with a bank located outside the United States as provided on the reverse hereof.

          This Note is issued in the principal amount set forth on the face hereof, but the total aggregate principal amount of the Series to which this Note belongs is unlimited. The Company has the right, without the consent of the holder of any Note or coupon appertaining thereto, to issue additional Notes which form part of the Series to which this Note belongs.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          Unless the certificate of authentication hereon has been executed by the Fiscal and Paying Agent by manual signature, and, if indicated hereon that this Note is intended to be held in a manner which would allow Eurosystem eligibility, effectuated by the entity appointed as common safe-keeper by the relevant Clearing Systems, this Note shall not be entitled to any benefit under the Fiscal Agency Agreement, as defined on the reverse hereof, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

DATED:	GENERAL ELECTRIC CAPITAL CORPORATION

[SEAL]	By:
	Name:	Kathryn A. Cassidy
	Title:	Senior Vice President —
Corporate Treasury and
Global Funding Operation

Attest:

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to
in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON
              as Fiscal and Paying Agent

By:
              Authorized Officer

[Reverse of Note]

          This Note is one of a duly authorized issue of Euro Medium-Term Notes of the Series specified on the face hereof, having maturities of nine months or more from the date of issue (the “Notes”) of the Company. The Notes are issuable under an eighth amended and restated fiscal and paying agency agreement, dated as of May 12, 2006, among General Electric Capital Corporation, GE Capital Australia Funding Pty. Ltd., GE Capital Canada Funding Company, GE Capital European Funding, GE Capital UK Funding and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as fiscal agent and as principal paying agent (in such capacities, the “Fiscal and Paying Agent”) and The Bank of New York (Luxembourg) S.A. (successor to J.P. Morgan Bank Luxembourg S.A.), as initial registrar (the “Registrar”) and transfer agent (as amended and supplemented from time to time, the “Fiscal Agency Agreement”), to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Company and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated, effectuated (if applicable), and delivered. The Notes are also subject to a Letter Agreement dated on or about December 17, 2008 between the Company and the Fiscal and Paying Agent with respect to certain matters related to the Debt Guarantee Program. The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.) at its office in London has been appointed the Exchange Rate Agent (the “Exchange Rate Agent”, which term includes any successor exchange rate agent) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Fiscal Agency Agreement. To the extent not inconsistent herewith, the terms of the Fiscal Agency Agreement are hereby incorporated by reference herein.

          This Note will not be subject to any sinking fund and will not be redeemable or subject to repayment at the option of the holder prior to maturity, except as provided below.

          Unless otherwise indicated on the face of this Note, this Note shall not be subject to repayment at the option of the holder prior to the Maturity Date. If so indicated on the face of this Note, this Note may be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of 1,000 units of the Specified Currency indicated on the face hereof (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest hereon payable to the date of repayment. For this Note to be repaid in whole or in part at the option of the holder hereof, the Company must receive at the corporate trust office of the Fiscal and Paying Agent in the City of London, at least 30 days but not more than 60 days prior to the repayment, (i) this Note with the form entitled “Option to Elect Repayment” on the reverse hereof duly completed or (ii) a telegram, facsimile transmission or a letter from a commercial bank or trust company in Western Europe which must set forth the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse hereof, will be received by the Fiscal and Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a commercial bank or trust company in Western Europe shall only be effective if in such case, this Note and form duly completed are received by the Fiscal and Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon cancellation hereof, but only in an authorized denomination.

          Interest payments on this Note will include interest accrued to but excluding the Fixed Interest Payment Dates or the Maturity Date (or earlier redemption or repayment date), as the case may be. Interest payments for this Note, unless otherwise specified on the face hereof, will be computed and paid on the following bases:

•

In the case of Notes denominated in U.S. Dollars “30/360” means interest will be computed and paid on the basis of the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a 360-day year of twelve 30-day months) (“30/360”).

•	In the case of Notes denominated in a currency other than U.S. Dollars, “Actual/Actual (ICMA)” means interest will be computed and paid on the following basis:

          (a) in the case of Notes where the number of days in the relevant period from (and including) the most recent Fixed Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Calculation Period”) is equal to or shorter than the Determination Period (as defined below) during which the Calculation Period ends, the number of days in such Calculation Period divided by the product of (1) the number of days in such Determination Period and (2) the number of determination dates (each, a “Determination Date”) that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year; or

(b) in the case of Notes where the Calculation Period is longer than the Determination Period during which the Calculation Period ends, the sum of:

          (i) the number of days in such Calculation Period falling in the Determination Period in which the Calculation Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Final Terms or Securities Note (as the case may be)) that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year; and

          (ii) the number of days in such Calculation Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year, assuming interest was to be payable in respect of the whole of that year;

             where “Determination Period” means the period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Fixed Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date).

          In the case where the Fixed Interest Payment Date or the Maturity Date (or any other redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Fixed Interest Payment Date or on the Maturity Date (or any other redemption or repayment date), and no interest shall accrue for the period from and after the Fixed Interest Payment Date or the Maturity Date (or any other redemption or repayment date) to such next succeeding Business Day.

          This Note is issued in registered form (the “Registered Notes”). The person in whose name this Registered Note is registered at the close of business or on any Record Date (as hereinafter defined) with respect to any Fixed Interest Payment Date shall be entitled to receive the interest payable on such date notwithstanding the cancellation of such Registered Note upon any registration of transfer or exchange subsequent to the Record Date and prior to such Fixed Interest Payment Date; provided however, that (i) if and to the extent that Company shall default in the payment of interest on such Fixed Interest Payment Date, such defaulted interest shall be paid to the persons in whose names the Registered Notes of this Series are registered on a subsequent date (the “Special Record Date”) established by notice given by mail by or on behalf of the Company to the holders of such Registered Notes not less than 15 calendar days preceding such subsequent Special Record Date, such Special Record Date to be not less than five calendar days preceding the date of payment of such defaulted interest and (ii) interest payable at maturity, redemption or repayment of such Registered Note shall be payable to the person to whom principal shall be payable. The term “Record Date” as used herein with respect to any Fixed Interest Payment Date, shall mean the 15th calendar day preceding such Fixed Interest Payment Date, whether or not such 15th calendar day shall be a Business Day.

          Payments of principal and of premium, if any, and interest on this Registered Note at Maturity or upon redemption or repayment will be made in immediately available funds in the Specified Currency (unless otherwise provided on the face hereof) against presentation of this Note at the office of a Paying Agent. Payment of interest will be made to the person in whose name this Note is registered at the close of business on the Record Date next preceding the Fixed Interest Payment Date either by check mailed to the address of the person entitled thereto as such address shall appear in the Registrar or by wire transfer to an account selected by the person entitled thereto if appropriate wire instructions have been received by the Paying Agent not less than 10 calendar days prior to the applicable payment date, subject to the provisions of the immediately preceding paragraph.

          This Registered Note shall be exchangeable for Registered Notes in other authorised denominations, in an equal aggregate principal amount upon surrender of this Note to be exchanged at the offices of the Registrar or any transfer agent designated by the Company. This Registered Note will not be exchangeable for Bearer Notes. This Registered Note shall be presented for registration of transfer at the offices of the Registrar or any transfer agent designed by the Company for such purpose, together with a duly completed Form of Transfer substantially in the form of Exhibit B hereto. No service charge shall be payable for any registration of transfer or exchange of this Note but the Company may require payment of a sum sufficient to cover any transfer taxes payable in connection therewith.

          The Company shall not be required (i) to register the transfer or exchange Notes to be redeemed for a period of 15 calendar days prior to the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange of this Registered Note if selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion hereof, as the case may be, in part, provided that this Registered Note shall be simultaneously surrendered for redemption or repayment, as the case may be.

          The Company shall not be required to register the transfer or exchange of this Registered Note in violation of any legend appearing on the face hereof. In particular, so long as this Registered Note is in permanent global form, this Note may be transferred only to a common depositary, or as the case may be, the common safe-keeper, outside the United States for the Euroclear Operator or Clearstream, Luxembourg, or to a nominee of such a depositary, or as the case may be, the common safe-keeper.

          In case any Note shall at any time become mutilated, destroyed, lost or stolen, or is apparently destroyed, lost or stolen, and such Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Fiscal and Paying Agent, a new Note of like tenor will be issued by the Company in exchange for the Note so mutilated or defaced, or in lieu of the Note so destroyed or lost or stolen, but, in the case of any destroyed or lost or stolen Note only upon receipt of evidence satisfactory to the Fiscal and Paying Agent and the Company that such Note was destroyed or lost or stolen and, if required, upon receipt also of an indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

          The Fiscal Agency Agreement provides that if an Event of Default (as defined in the Fiscal Agency Agreement) with respect to the Series of which this Note forms a part, shall have occurred and be continuing, the holder hereof, by notice in writing to the Company and the Fiscal and Paying Agent, may declare the principal of this Note and the interest accrued hereon to be due and payable immediately.

          The Fiscal Agency Agreement provides that if an Event of Default (as defined in the Fiscal Agency Agreement) with respect to the Series of which this Note forms a part, shall have occurred and be continuing, the holder hereof, by notice in writing to the Company and the Fiscal and Paying Agent, may declare the principal of this Note and the interest accrued hereon to be due and payable immediately provided always that there shall not be deemed to be an Event of Default under this Note or the Fiscal Agency Agreement which would permit or result in the acceleration of amount due hereunder, if such an Event of Default is due solely to the failure of the Company to make timely payment under this Note, provided that the FDIC is making timely payments with respect to this Note in accordance with 12 C.F.R. Part 370.

          If, at any time prior to the earlier of (i) full satisfaction of the payment obligations under this Note, or (ii) the expiration of the period during which senior unsecured debt of the Company is guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), the Company is in default of any payment obligation under this Note, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

          Upon an uncured failure by the Company to make a timely payment of principal or interest under this Note (a “Payment Default”), unless the holder of this Note has properly exercised its right not to be represented by the Representative, the Representative, on behalf of the holder of this Note, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under 12 C.F.R. Part 370 (i) in the case of any payment due by the Company prior to the final maturity or redemption of this Note, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any payment due by the Company on the final maturity date or on a redemption date for this Note, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

          Without the express written consent of the FDIC, the Company and the Fiscal and Paying Agent agree not to amend, modify, supplement or waive any provision in this Note that is related to the principal, interest, payment, default or ranking of this Note or that is required to be included herein pursuant to the Master Agreement, dated December 2, 2008, between the Company and the FDIC.

          If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, the holder of this Note shall, or shall cause the person or entity in possession of this Note to, promptly surrender this Note to the FDIC.

          The holder of this Note by its acceptance of this Note hereby authorizes the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holder of this Note pursuant to the Debt Guarantee Program (each, a “Guarantee Payment”), to execute an assignment in the form attached as Schedule C, pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Company under this Note on behalf of the holder of this Note. The Company hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of this Note for all purposes of this Note and upon any such assignment, the FDIC shall be deemed the holder of this Note for all purposes hereof, and the Company hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Note as a result of such assignment.

          If the holder of this Note has exercised its right not to be represented by the Representative, such holder by its acceptance of this Note hereby agrees that, at such time as the FDIC shall commence making any Guarantee Payments to such holder pursuant to the Debt Guarantee Program, such holder shall execute an assignment in the form attached as Schedule C, pursuant to which such holder shall assign to the FDIC its right to receive any and all payments from the Company under this Note.

          The FDIC shall be subrogated to all of the rights of the holder of this Note and the Representative with respect to this Note against the Company in respect of any amounts paid to the holder of this Note, or for the benefit of the holder of this Note, by the FDIC pursuant to the Debt Guarantee Program.

          Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement will constitute a senior unsecured general obligation of the Company, ranking pari passu with any indebtedness under this Note.

          Notes of the Series of which this Note forms a part may be redeemed, at the option of the Company, as a whole but not in part, at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, or, in the case of Original Issue Discount Notes, at 100% of the portion of the face amount thereof that has accrued to the date of redemption, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Tax Redemption Date specified on the face hereof, the Company has or will become obligated to pay U.S. Additional Amounts (as defined below) with respect to the Notes as described below. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Fiscal and Paying Agent (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred, and (ii) an opinion of counsel satisfactory to the Fiscal and Paying Agent to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such U.S. Additional Amounts if a payment in respect of the Notes were then due.

          Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with “Notices” as defined below.

          The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the “U.S. Additional Amounts”) to the registered holder of any Note who is a United States Alien as may be necessary in order that every net payment of the principal of, premium and interest, including original issue discount, on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, the Company will not be required to make any payment of U.S. Additional Amounts to any such holder for or on account of:

          (a) any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by the registered holder of any such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any Note;

          (e) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the registered holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (f) any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect affiliate of the Company;

          (g) any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a Note or coupon, if such payment can be made without such deduction or withholding by any other Paying Agent; or

          (h) any combination of two or more of items (a), (b), (c), (d), (e), (f) and (g);

nor shall U.S. Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the U.S. Additional Amounts had such beneficiary, settlor, member or beneficial owner been the registered holder of such Note.

          The Company will not be required to make any payment of U.S. Additional Amounts to any holder for or on the account of:

(a)

any tax, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Note, if such payment can be made without such withholding by any other Paying Agent in a member state of the European Union; or

(b)

any tax, duty, assessment or other governmental charge required to be imposed or withheld on a payment to an individual and such deduction or withholding is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive.

          The Fiscal Agency Agreement provides that the Company will not merge or consolidate with any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its properties to any other corporation, unless (i) either the Company shall be the continuing corporation or the successor corporation (if other than the Company) (the “successor corporation”) shall be a corporation incorporated under the laws of the United States of America and such successor corporation shall expressly assume the due and punctual payments of all amounts due under this Note and the due and punctual performance of all of the covenants and obligations of the Company under this Note by supplemental agreement satisfactory to the Fiscal and Paying Agent executed and delivered to such Fiscal and Paying Agent by the successor corporation and the Company and (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, conveyance, transfer or other disposition, be in default in the performance of any such covenant or obligation. Upon any such merger or consolidation, sale, conveyance, transfer or other disposition, such successor corporation shall succeed to and be substituted for, and may exercise every right and power of and shall be subject to all the obligations of, the Company under this Note, with the same effect as if such successor corporation had been named as the Company herein, and the Company shall be released from its liability under this Note and under the Fiscal Agency Agreement.

          The Fiscal Agency Agreement permits the Company, when authorized by resolution of the Board of Directors, and the Fiscal and Paying Agent, with the consent of the registered holders of not less than a majority in aggregate principal amount of the Notes of the Series of which this Note forms a part, to modify or amend the Fiscal Agency Agreement or such Notes; provided, however, that no such modification or amendment may, without the consent of the holders of each such Note affected thereby, (i) change the stated maturity of the principal of any such Note or extend the time for payment of interest thereon; (ii) change the amount of the principal of an Original Issue Discount Note of such Series that would be due and payable upon an acceleration of the maturity thereof; (iii) reduce the amount of interest payable thereon or the amount payable thereon in the event of redemption or acceleration; (iv) change the currency of payment of principal of or any other amounts payable on any such Note; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note; (vi) reduce the above-stated percentage of the principal amount of Notes of such Series the consent of whose registered holders is necessary to modify or amend the Fiscal Agency Agreement or the Notes of such Series or reduce the percentage of the Notes of such Series required for the taking of action or the quorum required at any such meeting of holders of Notes of such Series; or (vii) modify the foregoing requirements to reduce the percentage of outstanding Notes of such Series necessary to waive any future compliance or past default.

          Purchasers are required to pay for the Notes in the currency specified in the applicable Final Terms or Securities Note (as the case may be). Payment of principal, premium, if any, and interest, if any, on each Note will be made in immediately available funds in the Specified Currency unless otherwise specified in the applicable Final Terms or Securities Note (as the case may be) and except as provided below.

          If specified in the applicable Final Terms or Securities Note (as the case may be), the Company may, without the consent of the registered holders of Notes denominated in a Specified Currency of a member state of the European Union, which on or after the issue date of such Notes participates in European Economic and Monetary Union, on giving at least 30 days’ prior notice (the “Redenomination Notice”) to the holders of such Notes and on prior notice to the Paying Agent, the Euroclear Operator, Clearstream, Luxembourg and/or any other relevant clearing system, elect that, with effect from the date specified in the Redenomination Notice (the “Redenomination Date”), such Notes shall be redenominated in euro. The election will have effect as follows: (a) the Notes shall be deemed to be redenominated into euro in the denomination of €0.01 with a nominal amount for each Note equal to the nominal amount of that Note in the Specified Currency, converted into euro at the Established Rate (defined below), provided that, if the Company determines after consultation with the Paying Agent that the then market practice in respect of the redenomination into euro of internationally offered securities is different from the provisions specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Company shall promptly notify the holders of Notes, any stock exchange on which the Notes may be listed and the Paying Agent of such deemed amendments; (b) the amount of interest due in respect of the Notes will be calculated by reference to the aggregate nominal amount of Notes presented for payment by the relevant registered holder and the amount of such payment shall be rounded down to the nearest €0.01; and (c) if definitive Notes are required to be issued after the Redenomination Date, they shall be issued at the expense of the Company in the denominations of €1,000, € 10,000, € 100,000 and (but only to the extent of any remaining amounts less than €1,000 or such smaller denominations as the Paying Agent may approve) €0.01 and such other denominations as the Company shall determine and notify to the Noteholders. The payment obligations contained in any Notes so issued will also become void on that date although such Notes will continue to constitute valid exchange obligations of the Company. New euro-denominated Notes and coupons, if any, will be issued in exchange for Notes and coupons, if any, denominated in the Specified Currency in such manner as the Paying Agent may specify and as shall be notified to the registered holders of Notes. No such notice may be given less than 15 days prior to any date for payment of principal or interest on the Notes; (e) after the Redenomination Date, all payments in respect of the Notes and the coupons, if any, including payments of interest in respect of periods commencing before the Redenomination Date, will be made solely in euro as though references in the Notes to the Specified Currency were to euro. Payments will be made in euro by credit or transfer to a euro account outside the United States (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque mailed to an address outside the United States; (f) the applicable Final Terms or Securities Note (as the case may be) will specify any relevant changes to the provisions relating to interest; and (g) such other changes shall be made as the Company may decide, after consultation with the Paying Agent and the calculation agent (if applicable), and as may be specified in the Redenomination Notice, to conform them to conventions then applicable to instruments denominated in euro. For the purposes hereof, “Established Rate” means the rate for the conversion of the Specified Currency (including compliance with rules relating to roundings in accordance with applicable European Union regulations) into euro established by the Council of the European Union pursuant to Article 1091(4) of the treaty establishing the European Communities, as amended by the Treaty on European Union, and “sub-unit” means, with respect to any Specified Currency other than euro, the lowest amount of such Specified Currency that is available as legal tender in the country of such Specified Currency and, with respect to euro, means one cent.

          Payments of principal, premium, if any, and interest, if any, on any Note denominated in a Specified Currency other than U.S. dollars shall be made in U.S. dollars if, on any payment date, such Specified Currency (a) is unavailable due to imposition of exchange controls or other circumstances beyond the Company’s control or (b) is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions in that country or within the international banking community. Such payments shall be made in U.S. dollars on such payment date and on all subsequent payment dates until such Specified Currency is again available or so used as determined by the Company.

          Amounts so payable on any such date in such Specified Currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate or as otherwise indicated in the applicable Final Terms or Securities Note (as the case may be). The Exchange Rate Agent at the date of the Fiscal Agency Agreement is The Bank of New York (successor to JPMorgan Chase Bank, N.A.). Any payment required to be made on Notes denominated in a Specified Currency other than U.S. dollars and euro that is instead made in U.S. dollars under the circumstances described above will not constitute a default of any obligation of the relevant Company under such Notes. The “Market Exchange Rate” with respect to any currency other than U.S. dollars means, for any day, the noon dollar buying rate in The City of New York on such day for cable transfers of such currency as published by the Federal Reserve Bank of New York, or, if such rate is not published for such day, the equivalent rate as determined by the Exchange Rate Agent.

          The provisions of the two preceding paragraphs shall not apply in the event of the introduction in the country issuing any Specified Currency of the euro pursuant to the entry of such country into European Economic and Monetary Union. In this situation, payments of principal, premium, if any, and interest, if any, on any Note denominated in any such Specified Currency shall be effected in euro at such time as is required by, and otherwise in conformity with, legally applicable measures adopted with reference to such country’s entry into European Economic and Monetary Union. All references herein or in any Final Terms or Securities Note (as the case may be) to “euro” shall be to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Communities, as amended.

          All determinations made by the Company or the agent of the Company shall be at such person’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and all holders of Notes.

          So long as this Note or the Coupons shall be outstanding, the Company will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in London, England, and in any jurisdiction required by the rules and regulations of any stock exchange, competent authority and/or market on which this Note may be listed and/or admitted to trading and an office or agency in London for the transfer and exchange as aforesaid of the Notes. The Company may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Company may decide. So long as there shall be any such agency, the Company shall keep the Fiscal and Paying Agent advised of the names and locations of such agencies, if any are so designated.

          With respect to moneys paid by the Company and held by the Fiscal and Paying Agent or any Paying Agent for the payment of the principal of or interest or premium, if any, on any Note that remain unclaimed at the end of three years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Fiscal and Paying Agent or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Company and any person claiming such moneys shall thereafter look only to the Company for payment thereof and (ii) such moneys shall be so repaid to the Company. Upon such repayment all liability of the Fiscal and Paying Agent or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Company may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

          No provision of this Note or of the Fiscal Agency Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein and in the Fiscal Agency Agreement prescribed unless otherwise agreed between the Company and the holder of this Note.

          No recourse shall be had for the payment of the principal of, or premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Fiscal Agency Agreement or any fiscal agency agreement supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation to the Company, either directly or through the Company or any successor corporation to the Company, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

          This Note and the Coupons shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

          As used herein:

          (a) the term “Business Day” means, unless otherwise specified in the applicable Final Terms or Securities Note (as the case may be), any day other than a Saturday or Sunday or any other day on which banking institutions are generally authorized or obligated by law or regulation to close in each of (i) the Principal Financial Center of the country in which the Company is incorporated; (ii) the Principal Financial Center of the country of the currency in which the Notes are denominated (if the Note is denominated in a Specified Currency other than euro); (iii) London, England; (iv) The City of New York and (v) any Additional Business Centre specified in the applicable Final Terms or Securities Note (as the case may be); provided, however, that with respect to Notes denominated in euro, such day is also a TARGET Settlement Day;

          (b) the term “Notices” refers to notices to holders of the Notes to be given by publication in one leading English language daily newspaper with general circulation in London or, if publication in London is not practical, elsewhere in Western Europe. Such publication is expected to be made in the Financial Times. If the Series of which this Note forms a part is listed on any stock exchange, competent authority and/or market, notices to the holders of the Notes will be published in a manner which complies with the rules and regulations of such stock exchange, competent authority and/or market. Such notices will be deemed to have been given on the date of such publication, or if published in such newspapers on different dates, on the date of the first such publication; and

          (c) the term “Principal Financial Center” means (i) the capital of the country issuing the currency in which the Notes are denominated or (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (i) or (ii) above, that with respect to the following currencies, the “Principal Financial Center” will be as indicated below:

Currency	Principal Financial Center

United States dollars	The City of New York
Australian dollars	Sydney and Melbourne
Canadian dollars	Toronto
New Zealand dollars	Auckland and Wellington
Norwegian Krone	Oslo
South African rand	Johannesburg
Swedish Krona	Stockholm
Swiss francs	Zurich

(d) the term “TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open;

(e) the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction;

          (f) the term “United States Alien” means a beneficial owner of a Note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and

(h) all other terms used in this Note which are defined in the Fiscal Agency Agreement and not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably request(s) the Company to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned, at _______________ (Please print or typewrite name and address of the undersigned).

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof (which shall be increments of 1,000 units of the Specified Currency indicated on the face hereof) which the holder elects to have repaid:____________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

________________________.

Date:

NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.

SCHEDULE A

AMORTIZATION SCHEDULE

[INSERT IF APPLICABLE] / [NOT APPLICABLE]

SCHEDULE B

FORM OF TRANSFER

FOR VALUE RECEIVED the undersigned hereby transfers to

(Please print or typewrite name and address of transferee)

________________________ principal amount of this Registered Note and all rights under it.

Date:

Certifying Signature
Signed:

on behalf of

Note:

(1)

The signature of this transfer must correspond with the name of the registered Noteholder as it appears above on the face of this Permanent Global Registered Note unless the signature is of an authorised officer of a corporate Noteholder.

(2)	A representative of the registered Noteholder should state the capacity in which he signs e.g. executor.

(3)

The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered Noteholder or be certified by a recognised bank, notary public or in such other manner as the Registrar may require.

19.

SCHEDULE C

ASSIGNMENT

          This Assignment is made pursuant to the terms of the [●] Notes due [●] (the “Notes”) of General Electric Capital Corporation (the “Issuer”) as to which The Bank of New York Mellon (the “Representative”) acts as Fiscal and Paying Agent under the Eighth Amended and Restated Fiscal and Paying Agency Agreement dated as of May 12, 2006, (as amended and restated from time to time, the “FPA Agreement”) and the Letter Agreement between the Issuer and the Fiscal and Paying Agent dated on or about December 17, 2008 (the “Letter Agreement”). This Assignment is made between the Representative acting on behalf of the holders of Notes issued under the Agreement who have not opted out of representation by the Representative (the “Holders of Guaranteed Notes”)(with holders who have opted out of representation by the Representative being the “Unrepresented Holders”) and the Issuer with respect to the debt obligations of the Company that are guaranteed under the Debt Guarantee Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the FPA Agreement and the Letter Agreement.

          For value received, [the Representative, on behalf of the Holders of Guaranteed Securities] [OR] [the Unrepresented Holders] (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the Guaranteed Security (the “Note”); (b) the FPA Agreement pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Note or the FPA Agreement (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Note or the FPA Agreement to the extent relating to the Note or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or FPA Agreement;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the FPA Agreement to _____________ pursuant to the __________ agreement, dated as of ___________, 20__ between ___________, as assignor, and ____________, as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the FPA Agreement and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the FPA Agreement from a party other than the FDIC (a “Non-FDIC Payment”):

          (a) after the date of demand for a Guarantee Payment on the FDIC pursuant to the Rule, but prior to the date of the FDIC’s first guarantee payment under the Note or the FPA Agreement pursuant to the Rule, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a Guarantee Payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

20.

          (b) after the FDIC’s first guarantee payment under the Note or the FPA Agreement, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders of Guaranteed Notes shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

21.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and attested, all as of this ___day of ________, ____.

[THE BANK OF NEW YORK MELLON, REPRESENTATIVE]
[OR]
[UNREPRESENTED HOLDER]

By:

Name: [ ]
Title: [ ]

Attest:

By:

Name: [ ]

Consented to and acknowledged by this ____ day of _________, 20__:

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:

Name: [ ]
Title: [ ]